Item 99.1 Press Release

Big Cat Energy Corporation Expands Board of Directors

Upton, Wyoming (January 12, 2011) Big Cat Energy Corporation (“Big Cat”) (BCTE: OTCBB) (www.bigcatenergy.com), supplier of the ARID® Aquifer Recharge Injection Systems, is pleased to announce the addition of Mark Hettinger, Chairman of High Plains Gas Inc. (NXPN: OTCBB), to its Board of Directors as an independent Director.

“The addition of Mark Hettinger to our Board provides Big Cat with a valuable business prospective that will enable us to enhance and expand our current business strategy beyond the Powder River Basin,” noted Tim Barritt, President and CEO of Big Cat.  “We look forward to utilizing his experience and knowledge as we plan and implement our growth initiatives in 2011 and beyond.”

Mark Hettinger has over 30 years experience in the oil and gas industry.  In 1979, Mr. Hettinger founded Hettinger Welding, one of the largest energy industry construction firms headquartered in the western United States.  Mr. Hettinger continued to serve as CEO and grew the company from one welding truck to a team of over 1500 employees.  In 2008, Mr. Hettinger stepped down as CEO of Hettinger Welding to start High Plains Gas Inc. an oil and gas development company located in Gillette, WY.  Mr. Hettinger currently serves as President and Chairman of High Plains Gas Inc.  He continues to actively serve on the Hettinger Welding Board of Directors.

“I welcome the opportunity to serve on Big Cat’s Board of Directors,” commented Mr. Hettinger. “My hands-on experience in energy industry operations combined with my understanding of early stage and growth companies will provide valuable support to Big Cat's expansion throughout the Powder River Basin and internationally.”

About Big Cat Energy Corporation

Big Cat Energy Corporation works with Coalbed Methane (CBM) Well operators to assist in implementing the most cost-effective environmentally friendly method for handling produced water.  Big Cat Energy Corporation’s ARID Aquifer Recharge Injection System and Service allows CBM operators to save money by re-injecting the water produced from their CBM gas wells, eliminating surface discharge, and retaining usable water for the landowners future needs.

For sales information contact Jim Farnsworth or Tim Barritt at (307) 468-9369 or email sales@bigcatenergy.com, or visit our web site at http://www.bigcatenergy.com

Investor Contact

LiveCall Investor Relations for Big Cat Energy
E-mail: bigcat@livecallir.com
Investor Community: www.livecallir.com
Toll-Free: (877) 912-2283

Forward-Looking Statements

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.